Exhibit 10.6

FIRST AMENDMENT

TO

TRADESTATION GROUP, INC. AMENDED AND RESTATED INCENTIVE

STOCK PLAN

FIRST AMENDMENT, dated December 12, 2006, to TradeStation Group, Inc. (the “Company”) Amended and Restated Incentive Stock Plan (the “Plan”), as authorized and directed by the Board of Directors of the Company at a meeting duly convened and held on December 12, 2006.

The Plan is hereby amended as set forth below. Capitalized terms used herein, if not herein defined, shall have the respective meetings ascribed to them in the Plan.

1.	Fair Market Value. Section 14 of the Plan is hereby amended and restated in its entirety as follows:

“Fair Market Value. For purposes of this Plan and any Awards hereunder, Fair Market Value of Common Shares shall be the closing price for the Company’s Common Shares as reported on The NASDAQ Stock Market (or such other exchange or consolidated transaction reporting system on which such Common Shares are primarily traded) on the date of grant (or the closing price on the next trading date if Common Shares were not traded on the date of grant); provided, however, that, if the Company’s Common Shares are not at the applicable time readily tradeable on a national securities exchange or other market system, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Shares of the Company.”

2.	Restrictions and Limitations Applicable to Certain Awards. The following is hereby added to the end of Section 4 of the Plan:

“With respect to Stock Awards, Performance Shares and Performance Units, in no event shall a sale or any other disposition, in whole or in part, of the Common Shares contained in the Award (other than in the case of death, disability or retirement, or change in control of the Company) be permitted prior to the first anniversary of the Award (or, if the Award is not a performance-based award, the third anniversary), and the Company shall have the right and obligation (except there shall be no obligation in the case of death, disability or retirement, or change in control of the Company) to reacquire the Common Shares contained in the Award, for no consideration, if the Award recipient’s employment or engagement by the Company terminates earlier than the first anniversary of the Award (or, if the Award is not a performance-based award, the third anniversary). With respect to any eligible Award recipient, the foregoing Award restrictions and limitations may be lessened or not included at all in the Award (an “exception”), provided that the number of Common Shares subject to the exception, when combined with all other Common Shares that have been subject to an exception, (i) do not exceed 5% of the total number of Common Shares reserved under this Plan and (ii) do not exceed, at the time of the Award, 5% of the Common Shares that remain (inclusive of the Award) available for issuance under the Plan.”

3.	Incorporation of Amendments. The foregoing amendments may be seamlessly integrated and incorporated in the applicable sections of all published versions of the Plan, and this First Amendment may be separately publicly filed or otherwise published or disclosed as required or appropriate to comply with applicable laws, rules and regulations or for any other legitimate purpose.

4.	No Other Amendments. Except as set forth in this First Amendment, the Plan has not been modified (since the date of its amendment and restatement) and remains of full force and effect.

The undersigned, as Secretary of the Company, hereby certifies that this document accurately reflects the amendments to the Plan authorized and directed to be made by the Board of Directors of the Company on December 12, 2006, as permitted under Section 17 of the Plan, and that the Board unanimously agreed that such amendments, individual and in the aggregate, are not material amendments and do not require the approval of the Company’s shareholders.

/s/ Marc J. Stone
Marc J. Stone, Secretary

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